Exhibit 10.12

MACDERMID HOLDINGS LLC

EQUITY INCENTIVE PLAN

MACDERMID HOLDINGS LLC

EQUITY INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to promote the long term financial success of the Company and its Subsidiaries by: (i) providing certain employees, directors and consultants of the Company and its Subsidiaries with the opportunity to acquire an interest in the Company and to thereby acquire a greater stake in the Company and a closer identity with it, and (ii) enabling the Company and its Subsidiaries to attract and retain the services of employees, directors and consultants. The securities issued under this plan are being offered under a compensatory benefit plan pursuant to Rule 701 of the Securities Act of 1933.

2.	Definitions

2.1. “Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

2.2 “Award” means an award of Units under the Plan.

2.3. “Board” means the Board of Directors of the Company as set forth in the Operating Agreement.

2.4. “California Participant” means a Participant who is a resident of California at the time that an Award is made hereunder.

2.5. “California Regulations Code” means Barclays Official California Code of Regulations, as in effect from time to time.

2.6. “Cause” has the meaning ascribed to such term in the Securityholders’ Agreement.

2.7. “Change of Control” shall have the meaning ascribed thereto in the Securityholders’ Agreement.

2.8. “Class A Junior Units” has the meaning ascribed thereto in the Operating Agreement.

2.9. “Class B Junior Units” has the meaning ascribed thereto in the Operating Agreement.

2.10. “Code” means the Internal Revenue Code of 1986, as amended.

2.11. “Committee” means the committee appointed by the Board to administer the Plan, or if no Committee is appointed, the Board.

2.12. “Common Units” has the meaning ascribed thereto in the Operating Agreement.

2.13. “Company” means MacDermid Holdings LLC, a Delaware Limited Liability Company, and any successor companies.

2.14. “Consultant” means a consultant or independent contractor who is a natural person providing significant services to the Company or its Subsidiaries.

2.15. “Court Square II” means Court Square Capital Partners II, LP.

2.16. “Director” means a director of Company or any of its Subsidiaries who is not an Employee.

2.17. “Effective Date” means the date of the closing of the transactions contemplated by the Merger Agreement.

2.18. “Employee” means an employee of the Company or any of its Subsidiaries.

2.19. “Equity Grant Agreement” means a written agreement executed by the Company and the Participant, evidencing the terms of an Award made under the Plan.

2.20. “Fair Market Value” has the meaning ascribed to such term in the Securityholders’ Agreement.

2.21. “Grant Date” means the date on which an Award is made to a Participant.

2.22. “First Public Offering” shall have the meaning ascribed thereto in the Securityholders’ Agreement.

2.23. “Junior Units” shall mean, collectively, the Class A Junior Units and the Class B Junior Units.

2.24. “Incentive Security” means a Unit awarded by the Committee hereunder, constituting a “Unit” under the Operating Agreement, which is subject to forfeiture until it becomes vested, as described in this Plan and the Participant’s Equity Grant Agreement, the Securityholders’ Agreement and the Operating Agreement, and which is an “Incentive Security” as separately defined in the Securityholders’ Agreement.

2.25. “Member” shall have the meaning ascribed to such term in the Operating Agreement.

2.26. “Merger Agreement” the Agreement and Plan of Merger, dated December 15, 2006, among the Company, MacDermid, Incorporated, a Connecticut corporation, and Matrix Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company.

2.27. “Noncompetition Agreement” means an agreement between a Participant and the Company and/or any of its Subsidiaries which includes (a) an agreement by the Participant to not disseminate confidential information of the Company and/or any of its Subsidiaries, and/or (b) an agreement not to compete with the Company and/or any of its Subsidiaries, as such agreement may be in effect from time to time.

2.28. “Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date, as amended from time to time.

2.29. “Participant” means any Employee, Director or Consultant who receives an Award under this Plan.

2.30. “Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

2.31. “Plan” means this MacDermid Holdings LLC Equity Incentive Plan set forth herein, as amended from time to time.

2.32. “Purchase Price” means the total aggregate purchase price paid, if any, for an Award hereunder.

2.33. “Securityholders’ Agreement” shall mean the Securityholders’ Agreement dated as of the Effective Date by and among the Company, Court Square II, and certain other persons named therein, as amended from time to time.

2.34. “Subsidiary” has the meaning ascribed to such term in the Operating Agreement.

2.35. “Termination of Service” means a Participant’s termination of employment or service with the Company and all of its Subsidiaries for any reason, including, but not limited to, a termination with or without cause, resignation, retirement, death, or disability. A change in status of a Participant as an Employee, Director or Consultant to another of the eligible classes to receive an Award hereunder may not result in a Termination of Service if the Committee so determines in its sole and absolute discretion.

2.36. “Unit” shall mean a “Unit’” as defined in the Operating Agreement, or such other class or kind of units, shares or other securities resulting from the application of Section 7.

3.	Effective Date; Approval; Reservation of Units

3.1. The Plan shall be effective on the Effective Date; provided, however, that the Plan is contingent upon the occurrence of the “Closing” under the Merger Agreement. If the Merger Agreement is terminated, the Plan and all Awards made hereunder shall be null and void ab initio.

3.2. The number of Units initially available for grant under the Plan 3,500,000 Common Units, 2,150,000 Class A Junior Units and 1,620,000 Class B Junior Units. Any Awards that do not become vested or are forfeited or repurchased under the terms of the Plan or the Operating Agreement shall be available again for issuance under the Plan after such Awards are forfeited or repurchased.

4.	Eligibility

Any Employee, Director or Consultant who is, in accordance with Section 5.2 hereto, designated as eligible to participate in the Plan may receive an Award under the Plan.

5.	Administration

5.1. Subject to Section 5.2 hereof, the Plan shall be administered by the Committee designated by the Board to administer the Plan or if no Committee is appointed, the Board. Members of the Committee appointed by the Board shall be appointed by and hold office at the pleasure of the Board. Vacancies in the Committee may be filled by the Board. The Committee shall have full power to interpret and administer the Plan.

5.2. The Committee shall have full authority, consistent with the terms of the Plan, to (a) select the Employees, Directors or Consultants to whom Awards maybe granted, (b) determine the times at which such Awards are granted, (c) determine the amount of Awards to be granted, (d) determine the vesting schedule applicable to such Award, and (e) determine what, if any, Purchase Price will be paid for all or any portion of an Award. Any additional terms and conditions of Awards and the Equity Grant Agreements shall be determined by the Committee. The Committee also shall have the power to establish different terms and conditions with respect to the granting of the same type of Award to different Participants (regardless of whether the Awards are granted at the same time or at different times).

5.3. The Committee shall have the power to accelerate the vesting of any Award for some or all Participants.

5.4. The Committee shall have the power to adopt rules for carrying out the Plan and to make changes to such rules as it shall, from time to time, deem advisable. The Committee shall have the full and final authority in its sole discretion to interpret the provisions of the Plan and to decide all questions of fact arising in the application of the Plan’s provisions, and to make all determinations necessary or advisable for the administration of the Plan. Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all actions taken by the Committee, shall be final, binding, and conclusive for all purposes and upon all Participants.

5.5. The members of the Committee shall receive such compensation, if any, for their services as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be paid by the Company. The Committee may engage attorneys, consultants, accountants and other service providers. The Committee shall be entitled to rely upon the advice and opinions of any such person.

5.6. No member of the Committee shall be personally liable for any action, determination or interpretation made with respect to the Plan and all members of the Committee shall be fully indemnified by the Company in respect of any such action, determination or interpretation in the manner provided in the Operating Agreement or otherwise.

5.7. No member of the Committee, if applicable, may act with respect to any matters relating solely to his or her own Award.

6.	Unit Awards

An Award is a grant of a specified number of Units to a Participant on the Grant Date, which Units are subject to forfeiture upon the happening of specified events.

An award of Units shall be subject to the following terms and conditions:

6.1. Terms of Awards. Any Units granted under the Plan shall be evidenced by an Equity Grant Agreement, in the form attached hereto as Exhibit A, or as otherwise determined and approved by the Committee, which Equity Grant Agreement shall conform to the requirements of the Plan, including without limitation, Section 5.2. The Equity Grant Agreement shall indicate what type of Units (Common Units, Junior Units or other Units) are being awarded thereby. The Equity Grant Agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable.

6.2. Application of the Operating Agreement and Securityholders’ Agreement; Repurchase; Transferability.

(a) By accepting an Award, a Participant agrees that if he is not already a party to the Operating Agreement and a Member of the Company, he will take such actions as are necessary under the Operating Agreement to be admitted to the Company as a Member, including executing a joinder pursuant to which such Participant agrees to be bound by all the terms and conditions of the Operating Agreement.

(b) Each Participant agrees, that he shall become a Securityholder as defined in the Securityholders’ Agreement and shall execute a joinder to the Securityholders’ Agreement as requested by the Company. As required by the

Securityholders’ Agreement, unless otherwise specifically provided in an Equity Grant Agreement, each Participant agrees to timely make an election under Code Section 83(b), or if such Participant is subject to tax in the United Kingdom, Section 432 ITEPA 2003, or if such Participant is subject to tax in any other foreign jurisdiction, analogous provisions under the laws of such foreign jurisdiction, with respect to the Units granted hereunder. For purposes of such elections, it is agreed the Fair Market Value of a Junior Unit awarded hereunder is zero.

(c) Each Participant acknowledges and agrees that the Units awarded hereunder are Incentive Securities.

(d) All Units granted pursuant to an Award shall be subject to the terms, conditions and restrictions contained in the Operating Agreement and Securityholders’ Agreement, including, without limitation, the repurchase rights, drag-along and sale of the Company obligations, and transfer restrictions contained in the Operating Agreement. All Awards granted to California Holders shall only be transferable to the extent permitted by California Regulations Code§260.140.42(c), if applicable.

(e) If a proposed recipient of an Award fails to take any actions required by this Section 6.2, any Award shall be retroactively revoked.

6.3. Purchase Price. An Award may be granted contingent upon the payment of a Purchase Price by the Participant. Such Purchase Price shall be at the Fair Market Value of the Units awarded, unless the Committee determines otherwise.

6.4. Vesting.

(a) Vesting Schedule. An Award shall vest as set forth in the Operating Agreement, the Securityholders’ Agreement and the Equity Grant Agreement, if applicable. Upon a Participant’s Termination of Service, no additional portion of such Participant’s Award shall vest, unless otherwise specifically provided by the Committee. An Award may have no vesting schedule if the Committee so determines.

(b) Modification of Vesting. The Committee may, in its sole discretion, accelerate the vesting of Units with respect to any Participant.

6.5. Forfeiture; Termination of Service. Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason, all Units shall be subject to forfeiture or repurchase immediately as set forth in the Equity Grant Agreement, Securityholders’ Agreement and/or Operating Agreement, as applicable.

6.6. Change of Control. Unless otherwise specifically provided in an Equity Grant Agreement, in the event that a Participant has not had a Termination of Service, upon a Change of Control, the vesting and treatment of outstanding Awards on the date of the Change of Control shall be governed by the Operating Agreement and Securityholders’ Agreement.

6.7. First Public Offering. Unless otherwise provided in an Equity Grant Agreement, in the event that a Participant has not had a Termination of Service, upon a First Public Offering, the vesting and treatment of outstanding Awards on the date of the First Public Offering shall be governed by the Securityholders’ Agreement and Operating Agreement.

7.	Adjustments Upon Changes In Capitalization

In the event of a reorganization, recapitalization, units split, spin-off, split-off, split-up, stock or units dividend, issuance of units rights, combination of units, shares or other securities, merger, consolidation or any other change in the structure of the Company affecting the Units, or any distribution to partners, members or other equity holders, other than a cash distribution of income, the Committee shall make appropriate adjustment in the number and kind of units or shares authorized for use under the Plan and any other adjustments to outstanding Awards as it determines appropriate. To the extent required by the California Regulations Code, any proportionate adjustment hereunder shall be made consistent with California Regulations Code §260.140.42(d) provision. The adjustments to outstanding Awards shall include, but not be limited to, the number of Units covered, the respective prices and/or limitations applicable to the outstanding Awards. The determinations and adjustments made by the Committee pursuant to this Section 7 shall be conclusive.

8.	Amendment and Termination

8.1. Amendment. The Board may amend or alter the Plan without the consent of the Members or Participants; provided, however, that no amendment or alteration shall adversely affect any existing Awards, except to the extent agreed to by the affected Participant in writing.

8.2. Termination. The Plan may be suspended, discontinued, or terminated by the Board, provided that, such suspension, discontinuance or termination shall not adversely affect any existing Awards, except to the extent agreed to by the affected Participant in writing.

8.3. Expiration. To the extent required by the California Regulations Code, if applicable, no further Awards may be made under the Plan on or after the date that is ten years after the Effective Date.

9.	General Provisions

9.1. No Right to Continue Service. Nothing contained in the Plan, or any Award granted pursuant to the Plan, shall confer upon any Participant any right with respect to continuance of employment by or service with the Company or any of its Subsidiaries nor interfere in any way with the right of the Company or any of its Subsidiaries, to terminate the employment or service of any Participant at any time or for any reason.

9.2. Payment of Taxes. The Company and its Subsidiaries shall have the power to withhold, or require a Participant to remit to the Company, all applicable Federal, state, local or foreign withholding taxes legally required to be paid in connection with any Award, the vesting thereof and the transfer, sale or payments on account of Units pursuant to this Plan. The Company and its Subsidiaries shall have the right to retain the Units or any cash to be paid pursuant to the Award, until the Company or its Subsidiaries, as applicable, determines that the applicable withholding taxes have been satisfied.

9.3. Additional Restrictions on Units. In addition to any restrictions contained in the Plan, an Equity Grant Agreement, the Securityholders’ Agreement and/or the Operating Agreement, the Units shall be subject to restrictions on transfer pursuant to applicable securities laws and such other laws, including applicable regulations or agreements as contemplated by Section 6.2 as the Committee shall deem appropriate.

9.4. Amending of Awards. The Committee may amend any outstanding Awards to the extent it deems appropriate. Such amendment may be made by the Committee without the consent of the Participant, except in the case of amendments adverse to the Participant, in which case the Participant’s consent is required to any such amendment.

9.5. Changes in Current Law. A citation to any law, regulation or rule herein shall be construed to be a citation to the most recent version of, or successor to, any such law, regulation or rule.

9.6. Issuances to Participants Outside the U.S. Without amending the terms of the Plan, Awards maybe made to residents and taxpayers outside the United States. Such Awards shall be modified to the extent necessary to comply with the law of the applicable non-U.S. jurisdiction and to, to the extent possible, preserve the tax treatment intended with respect to Awards made hereunder.

9.7. Headings. Section headings are included only for ease of reference. Headings are not intended to constitute substantive provisions of the Plan and shall not be used to interpret the scope of this Plan or the rights or obligations of the Company in any way.

9.8. Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware, with regard to the conflict of laws provisions thereof, and construed accordingly.

9.9. California Participants. With respect to California Participants, to the extent required, this Plan and all Awards hereunder shall be construed in accordance with the requirements of the California Regulations Code. To the extent required by the California Regulations Code, California Participants shall received financial statement information that complies with California Regulations Code §260.140.46.